SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits to the following information:

                      -------------------------------------


Name: HILLVIEW INVESTMENT TRUST II
      --------------------------------------------------------------------------

Address of Principal Business Office (no. & Street, City, State Zip Code):
      1055 WASHINGTON BOULEVARD, THIRD FLOOR,  STAMFORD, CONNECTICUT  06901

Telephone Number (including area code):   (203)-705-6600
                                       -----------------------------------------

Name and Address of Agent for Service of Process:
CORPORATION TRUST COMPANY, CORPORATION TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801
---------------------------

Check Appropriate Box:
      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N8-A:
YES [X] NO [ ]


                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Stamford and State of Connecticut on the 13th day of April, 2000.

                                          HILLVIEW INVESTMENT TRUST II



                                          By:   /s/ M. Kathleen Wood
                                                --------------------
                                                M. Kathleen Wood,
                                                President



Attest:/s/ Joseph A. Bracken
       ---------------------
       (Name)
       Joseph A. Bracken